Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE, INC.
ANNOUNCES EXPIRATION OF “GO SHOP” PERIOD

NEW YORK, September 26, 2016 — Global Net Lease, Inc. (“GNL”) (NYSE:GNL) today announced the expiration of the 45-day “go shop” period set forth in the previously announced merger agreement entered into on August 8, 2016, by and among GNL, American Realty Capital Global Trust II, Inc. (“Global II”), American Realty Capital Global II Operating Partnership, L.P., Global Net Lease Operating Partnership, L.P., and a wholly-owned subsidiary of GNL (the “Merger Agreement”).

During the “go shop” period, Global II was permitted, on the terms and subject to the conditions of the Merger Agreement, to initiate, solicit and encourage inquiries from and engage in discussions and negotiations with third parties relating to alternative acquisition proposals. The “go shop” period expired at 11:59 p.m. (New York City time) on September 22, 2016. None of the third parties contacted by BMO Capital Markets, as financial advisor to Global II’s special committee comprised of independent directors, provided Global II with an alternative acquisition proposal (as defined in the Merger Agreement).

GNL has filed with the Securities and Exchange Commission (the “SEC”) preliminary proxy materials related to the special meeting of GNL’s common stockholders to vote on a proposal to approve the transactions contemplated by the Merger Agreement, including the issuance of shares of GNL common stock to Global II holders of common stock pursuant to the Merger Agreement.

The parties to the Merger Agreement currently expect to complete the merger during the fourth quarter of 2016, subject to satisfaction of the closing conditions, including receipt of GNL’s common stockholders’ approval.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE:GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Additional Information About the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, GNL and Global II filed a joint preliminary proxy statement/prospectus with the SEC on September 16, 2016. BOTH GNL’S AND GLOBAL II’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors may obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by GNL and Global II with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov.

Copies of the documents filed by GNL with the SEC are also available free of charge on GNL’s website at www.globalnetlease.com and copies of the documents filed by Global II with the SEC are available free of charge on Global II’s website at www.arcglobal2.com.

GNL and Global II and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from both companies’ stockholders in respect of the proposed transaction. Information regarding GNL’s directors and executive officers can be found in GNL’s definitive proxy statement filed with the SEC on April 29, 2016. Information regarding Global II’s directors and executive officers can be found in Global II’s definitive proxy statement filed with the SEC on April 29, 2016. Additional information regarding the interests of such potential participants will be included in the joint proxy state1nent and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available free of charge on the SEC’s website and from GNL and Global II, as applicable, using the sources indicated above.

Forward-Looking Statements

Certain statements made in this letter are “forward-looking statements” (as defined in Section 21E of the Exchange Act), which reflect the expectations of GNL and Global II regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the Merger Agreement between GNL and Global II, among others, will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals for the transaction and the approval by GNL’s and Global II’s stockholders of the transactions contemplated in the Merger Agreement; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the tenants of the respective parties. Additional factors that may affect future results are contained in GNL’s and Global II’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. GNL and Global II disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Media Inquiries: Investor Inquiries:

Tim Cifelli President DDCworks tcifelli@ddcworks.com (484-342-3600)	Matthew Furbish Director Investor & Public Relations mfurbish@globalnetlease.com (212-415-6500)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@globalnetlease.com (212-415-6500)

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